Exhibit 5

October 14, 2002

Vignette Corporation
1601 South MoPac Expressway
Austin, Texas 78746

Re:    Registration Statement on Form S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 16, 2002 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of the following (collectively herein, the “Programs”):

(i)  11,804,820 shares of Common Stock available for issuance under the Company’s 1999 Equity Incentive Plan;

(ii)  4,500,000 shares of Common Stock available for issuance under the Company’s Employee Stock Purchase Plan and International Employee Stock purchase Plan;

(iii)  1,000,000 shares of Common Stock available for issuance under the Written Compensation Agreement for Jon O. Niess.

(iv)  1,000,000 shares of Common Stock available for issuance under the Written Compensation Agreement for Jeanne K. Urich;

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Programs.

It is our opinion that, when issued and sold in the manner described in the Programs and pursuant to the agreements which accompany each grant under the Programs, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI PROFESSIONAL CORPORATION

/s/ WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION